PNC



December 29, 2010

Mr. Dennis Harkins
President and Chief Financial Officer
Zanett, Inc.
635 Madison Avenue, 15th floor
New York, NY  10022

Dear Mr. Harkins:

You have requested that PNC Bank ("PNC") provide Zanett, Inc. ("Zanett" or the "Borrower"), with an aggregate of up to $10,000,000 in senior secured financing, the proceeds of which will be used to fund (i) the repayment of existing senior indebtedness owed to Bank of America, (ii) the fees and expenses associated with this transaction at closing, and (iii) the ongoing working capital needs of the Borrower.

On November 16, 2010, PNC provided a commitment to underwrite the senior secured financing with PNC providing up to $10,000,000 for the purposes set forth above as more fully described in an attached Memorandum of terms and conditions (the "Term Sheet').
The commitment stated that if funds were not disbursed pursuant to the Credit Documents by January 3, 2011, the commitment would expire.

PNC is pleased to extend the commitment to January 31, 2011, subject to the following:

- payment of Agent's outstanding legal fees, to date, associated with the transaction, totaling $35,056.00, by close of business 12/30/10;

-modification of Conditions Precedent #11 of the aforementioned Term Sheet to:
"Satisfactory review by the Agent, in its sole discretion, of all material agreements, including resolution of the IRS tax lien filed in October 2010 on terms and conditions satisfactory to Agent."

All other terms and conditions remain the same.

Please indicate your acceptance by your signature below.

Sincerely,

PNC Bank, National Association


/s/ Sara V. Traberman
Sara V. Traberman


Agreed and accepted:
Zanett, Inc.

By:    /s/ Dennis Harkins
Name:  Dennis Harkins
Title: Chief Financial Officer

cc:   W. Stillwagon - PNC
      C. Garoklanian - PNC